Exhibit 10.9

COCA-COLA ENTERPRISES INC.

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”), dated this 9th day of February, 2009, between Coca-Cola Enterprises Inc. (the “Company”) and Vicki R. Palmer (“Ms. Palmer”).

WHEREAS, the Company desires to engage Ms. Palmer to provide consulting services following the termination of her employment with the Company; and

WHEREAS, Ms. Palmer desires to provide such consulting services to the Company.

NOW, THEREFORE, for valuable consideration, the sufficiency of which is hereby acknowledged, the parties do hereby agree as follows:

1. Term of Consulting Arrangement. Ms. Palmer shall provide consulting services from April 1, 2009 through March 31, 2012 (the “Term”).

2. Consulting Services. Ms. Palmer shall provide consulting services to the Company, as requested by the Chief Executive Officer (CEO) of the Company, or another senior officer designated by the CEO from time to time. Such services may include, but shall not be limited to, providing advice and support on matters relating to the Company’s corporate responsibility and sustainability initiatives; public affairs and community outreach initiatives; and the recruitment, development, and retention of a talented and diverse workforce (collectively, the “Services”).

3. Consulting Fees and Expense Reimbursements.

(a) During the Term of this Agreement, the Company shall pay Ms. Palmer consulting fees of $550,000 for each 12-month period, which fees shall be paid in equal monthly payments on the 30th of each month, commencing on April 30, 2009.

(b) The Company shall reimburse Ms. Palmer for all reasonable and necessary travel and other expenses she incurs in the performance of the Services, provided that all such expenses in excess of $1,000 have been agreed to in advance by the CEO or other senior officer of the Company. Ms. Palmer agrees to deliver an invoice to the Company for such expenses no later than thirty (30) days after the end of each calendar quarter in which the expenses were incurred, and the Company shall make the reimbursement payment to Ms. Palmer within thirty (30) days following its receipt of the invoice.

4. Nature of Consulting Relationship.

(a) The Company and Ms. Palmer agree that Ms. Palmer shall act as an independent contractor in the performance of the Services. Ms. Palmer may establish her own work schedule and the location where she performs the Services, consistent with the type of Services requested. The Company shall provide such administrative support as

Ms. Palmer may request from time to time, and, if the Services requested by the Company require office or conference room accommodations, the Company shall make appropriate arrangements. The Company shall not, however, be obligated to provide Ms. Palmer with an office or administrative support on an ongoing basis.

(b) Ms. Palmer agrees to perform the Services in a manner consistent with advancing the business and interests of the Company. Ms. Palmer further agrees that, during the Term of the Agreement, she will not disparage the Company or make negative comments regarding the Company, its officers or management, and she will notify the Company within two business days if, in the course of performing her duties, she becomes aware of any circumstances, information, or potential claims or allegations involving the Company’s business, employees or former employees. In recognition of Ms. Palmer’s agreements under this subsection, the Company agrees to direct its officers and members of management to refrain from disparaging or making negative comments regarding Ms. Palmer.

(c) Ms. Palmer shall have the right to devote her time and efforts to pursue other business, professional and community service activities and endeavors, and, in recognition of Ms. Palmer’s intent to pursue such other endeavors, the Company agrees that it will not require Services in excess of 1,000 hours in any twelve-month period. Notwithstanding the foregoing, Ms. Palmer agrees that she will not, during the term of this Agreement, become employed by, or provide consulting services to, any entity that is a “Direct Competitor” of the Company. For purposes of this Agreement, a “Direct Competitor” is limited to any business or operations owned or operated by PepsiCo, Inc.; Dr Pepper/Snapple, Inc.; or any business or operation that bottles or distributes the products of these entities.

(d) Ms. Palmer acknowledges that she has been engaged to provide the Services based on her experience and expertise and, accordingly, agrees that the Company is not obligated to provide training or detailed instructions regarding her responsibilities.

(e) Except as otherwise agreed to in writing between the parties hereto, Ms. Palmer shall have no authority to enter into contracts that bind the Company or create obligations on the part of the Company without the express prior written consent of the Company’s Chief Executive Officer or other senior officer of the Company.

(f) As an independent contractor, Ms. Palmer shall be responsible for payment of all applicable taxes, including federal, state and local taxes, arising out of her provision of the Services. Ms. Palmer agrees to indemnify and hold the Company harmless from any claim, loss, damage, liability, cost or expense, including, without limitation, attorneys’ fees, incurred by the Company by reason of her failure to comply with this obligation. Further, Ms. Palmer agrees to carry her own workers’ compensation insurance, if required by law, and other liability insurance as an independent contractor, and the Company shall not be responsible for any such liability or insurance.

5. Termination of Agreement. This Agreement and the Term shall terminate upon Ms. Palmer’s death, Disability, or the existence of circumstances constituting a termination for Cause. In the event of such termination, the Company shall pay to Ms. Palmer or her estate all amounts earned under this Agreement for Services performed as of the date of such termination. For purposes of this paragraph, the following definitions apply:

(i) “Disability” means an inability, by reason of a medically determinable physical or mental impairment, to engage in any substantially gainful activity that continues for a period of six months.

(ii) “Cause” means Ms. Palmer’s (A) willful and material failure to carry out the Services, if such failure or inability is not corrected within thirty (30) days after she receives written notice from the Company describing the basis for the belief that such failure has occurred; (B) commission of a felony; (C) commission of any unprofessional or unethical act which has or would have, if such act becomes public knowledge, a substantial and adverse effect on the business operations or reputation of the Company; or (D) the breach of any covenants contained in the Coca-Cola Enterprises Inc. Executive Severance Plan, which are expressly incorporated by reference herein.

6. Arbitration. All disputes arising out of, or relating to, the terms of this Agreement or their interpretation shall be subject to binding arbitration in Atlanta, Georgia, before the American Arbitration Association. The prevailing party in any arbitration shall be awarded its reasonable attorneys’ fees and costs. Further, the Company and Ms. Palmer agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. Notwithstanding the foregoing, the parties agree that the prevailing party in any arbitration matter contemplated hereunder shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award, and nothing in this section shall prevent either party from seeking such injunctive relief (or any provisional relief).

7. Binding Effect and Assignment. This Agreement benefits and binds the Company and Ms. Palmer and their respective heirs, executors, administrators, personal representatives, successors and assigns. Notwithstanding the foregoing, neither party shall be entitled to assign this Agreement or the rights hereunder without the prior written consent of the other party; provided however, that Ms. Palmer may assign her rights under this Agreement to a corporation, partnership or limited liability company controlled by Ms. Palmer, subject to the condition that all Services shall continue to be performed solely by Ms. Palmer.

8. Controlling Law; Amendment; Waiver. This Agreement shall be governed by the laws of the State of Georgia. This Agreement may not be altered, amended or extended except in writing signed by the parties. The failure of any party hereto at any time to require performance of any provisions hereof shall in no manner affect the right to subsequently enforce the same. No waiver by any party hereto of any condition, or of the breach of any term, provisions, warranty, representation, agreement or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, provision, warranty, representation, agreement or covenant herein contained.

9. Entire Agreement. This Agreement constitutes the entire understanding and agreement between the Company and Ms. Palmer with respect to her engagement to provide consulting services.

10. Effective Date. This Agreement shall become effective upon the date last executed below.

VICKI R. PALMER	COCA-COLA ENTERPRISES INC.

/s/ Vicki R. Palmer	By:	/s/ Pamela O. Kimmet
Pamela O. Kimmet
Sr. Vice President, Human Resources

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